Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413
Connecticut Water files for $14.6 Million Revenue Increase
Seeks to recover $130 million in Capital Investment and increased operating costs
     Clinton, Connecticut — July 20, 2006 — Connecticut Water Service, Inc. (NASDAQ:CTWS) today announced that its regulated water utility subsidiary, The Connecticut Water Company, has filed a request with the Connecticut Department of Public Utility Control (DPUC) to increase revenues $14.6 million by raising rates for customers of its Connecticut Water, Crystal, and Unionville divisions. The Connecticut Water division, the largest division with approximately 86 percent of the total customer base, has not increased rates in 15 years. Since the last rate increase, the Company has invested more than $130 million in its infrastructure while operating costs have increased by about 60 percent.
     Over the past 15 years, the Company has been able to successfully grow earnings without a rate increase by refinancing debt at lower rates, improving operating efficiency, establishing robust unregulated businesses closely related to its core water utility businesses, and realizing significant tax benefits through the targeted donation of ‘off watershed’ lands to local municipalities.
     According to Eric W. Thornburg, Connecticut Water’s President and CEO, being out of a rate case for so long gave the Company a unique opportunity to enhance its relationships with regulators, customers, and state and local leaders. As an example, Mr.

Thornburg notes that Connecticut Water has had the fewest customer complaints lodged against a water utility with the DPUC for each of the past four consecutive years.
     The Company has been preparing for this rate case for the past couple of years. Mr. Thornburg stated, “We had anticipated the need for rate relief and have assembled a well qualified team that has prepared a compelling case for rate relief based in large part on the recovery of $130 million in infrastructure investment and a 60 percent increase in operating costs. We are committed to a successful case so that our shareholders receive a fair return on their investment, because it is their investment that makes it possible for the Company to deliver on its goals of providing world class customer service by attracting and retaining talented people.”
     Last December, the DPUC authorized Connecticut Water’s Crystal Division, a separate subsidiary at the time, to increase water rates by 21 percent.
     The DPUC is expected to issue a decision on the Company’s rate request by January 2007, and any rate increase approved by the Department would likely become effective at that time.
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This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.
Our water companies are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the outcome of our recent rate case application to the DPUC, the timeliness of rate relief, to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.